Exhibit 99.1

News Release
Sunoco LP Maintains Quarterly Distribution

DALLAS, April 26, 2022 – Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner declared a quarterly distribution for the first quarter of 2022 of $0.8255 per common unit or $3.3020 per common unit on an annualized basis. The distribution will be paid on May 19, 2022 to common unitholders of record on May 9, 2022.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Contacts
Scott Grischow
Treasurer, Vice President – Investor Relations and Mergers & Acquisitions
(214) 840-5660, scott.grischow@sunoco.com
James Heckler
Director – Investor Relations and Corporate Finance
(214) 840-5415, james.heckler@sunoco.com
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